Exhibit 99.1

      VANDA PHARMACEUTICALS NAMES DR. PAOLO BAROLDI CHIEF MEDICAL OFFICER

    ROCKVILLE, Md., July 6 /PRNewswire-FirstCall/ -- Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today named Paolo Baroldi, M.D., Ph.D. to the position of Senior Vice President and Chief Medical Officer. Dr. Baroldi was formerly the Global Head of Clinical Pharmacology from 1998 to 2002 at Novartis AG, in Basel, Switzerland and most recently the Vice President of Corporate Drug Development at Chiesi Farmaceutici SpA, in Parma, Italy.

    "We are pleased to have Paolo join Vanda as a key member of our management team," said Mihales Polymeropoulos, M.D., President and CEO of Vanda. "Paolo brings with him over 22 years of experience in clinical development and pharmacology across a wide range of therapeutic areas including central nervous system disorders."

    ABOUT VANDA PHARMACEUTICALS INC.:

    Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The Company has three product candidates in clinical development. Vanda's lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and is in a Phase III clinical trial for schizophrenia. Vanda's second product candidate, VEC-162, is a compound for the treatment of insomnia and depression which is currently in a Phase III clinical trial for insomnia. Vanda's third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness and is ready for a Phase II clinical trial. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

SOURCE  Vanda Pharmaceuticals Inc.
    -0-                             07/06/2006
    /CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer and Treasurer of Vanda Pharmaceuticals Inc., +1-240-599-4500/
    /Web site:  http://www.vandapharma.com /
    (VNDA)